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Securities and Exchange Commission
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Summa Industries
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-1240978 (IRS Employer Identification No.)

21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503
(Address of Principal Executive Office, including Zip Code)

1999 STOCK OPTION PLAN
(Full title of the plan)

Trygve M. Thoresen, Esq.
21250 Hawthorne Boulevard, Suite 500
Torrance, California 90503
(Name and address of agent for service)

(310) 792-7024
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $.001 par value	250,000 shares	$9.55	$2,387,500.00	$219.65

(1)
There is also being registered hereunder such additional undetermined number of shares of Common Stock that may be issued from time to time as a result of the anti-dilution provisions of the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on the average of the high and low prices of the Common Stock as reported on April 30, 2002 on The Nasdaq National Market.

INTRODUCTION

        This Registration Statement on Form S-8 is filed by Summa Industries, a Delaware corporation (the "Company"), relating to an additional 250,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), issuable to eligible employees of the Company under the Company's 1999 Stock Option Plan (the "Plan"), and consists only of those items required by General Instruction E to Form S-8.

PART II

INCORPORATION OF PREVIOUSLY FILED
REGISTRATION STATEMENT

        The contents of the Registration Statement on Form S-8, Registration No. 333-68981, previously filed with the Securities and Exchange Commission (the "Commission") by the Company on December 15, 1998 are incorporated herein by reference and made a part hereof.

Item 5. Interests of Named Experts and Counsel.

        Pursuant to General Instruction E to Form S-8, the following information is included in this Registration Statement as information required in the new registration statement that is not in the earlier registration statement:

        The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Trygve M. Thoresen, Vice President, General Counsel & Secretary of the Company. Mr. Thoresen beneficially owns approximately 5,000 shares of the Company's Common Stock and, under stock option plans of the Company, holds options to purchase approximately 138,000 shares of Common Stock at varying prices, a majority of which are vested as of the filing date hereof.

Item 8. Exhibits.

        See Exhibit Index appearing at page 4 below.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on May 2, 2002.

SUMMA INDUSTRIES
By:	/s/ TRYGVE M. THORESEN Trygve M. Thoresen Vice President, General Counsel & Secretary

        Each person whose signature appears below constitutes and appoints James R. Swartwout and Trygve M. Thoresen his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full powers and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES R. SWARTWOUT James R. Swartwout	Chairman of the Board, President & Chief Financial Officer (Principal Executive Financial Officer)	May 2, 2002
/s/ MICHAEL L. HORST Michael L. Horst	Director	May 2, 2002
/s/ WILLIAM R. ZIMMERMAN William R. Zimmerman	Director	May 2, 2002
/s/ DAVID MCCONAUGHY David McConaughy	Director	May 2, 2002
/s/ BYRON C. ROTH Byron C. Roth	Director	May 2, 2002
/s/ JOSH T. BARNES Josh T. Barnes	Director	May 2, 2002
/s/ JACK L. WATTS Jack L. Watts	Director	May 2, 2002
/s/ PAUL A. WALBRUN Paul A. Walbrun	Vice President & Controller (Principal Accounting Officer)	May 2, 2002

4

EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Incorporation of the Company(1)
4.2	Bylaws of the Company(1)
5.1	Opinion of Trygve M. Thoresen, Esq.
23.1	Consent of Arthur Andersen LLP
23.2	Consent of Trygve M. Thoresen, Esq. (included in Exhibit 5.1)
24.1	Power of Attorney (contained in signature page hereof)

(1)
Incorporated by reference from the appendices to the Company's definitive Proxy Statement on Schedule 14A, file no. 001-07755, for the Annual Meeting of Shareholders held on January 26, 1998.

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INTRODUCTION
PART II INCORPORATION OF PREVIOUSLY FILED REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX